CHAIRMAN'S MESSAGE

August 16, 2007

AT LAST, some news behind the news...and more! (And this is only the first of many personal updates I hope to provide you on a periodic basis.)

As I'm sure you know, 3DIcon has become an SEC reporting company, and we've "uplisted" from the Pink Sheets to the Over The Counter Bulletin Board (OTCBB). Both steps took a lot of time, talent, and treasure, but we believe we are far better off today for having done so. Our goal has always been to build a profitable and long-term business, and having the necessary corporate architecture in place is critical. We're still a development-stage company, so products and potential profits are still ahead of us, but we have to be ready for both on all levels as soon as possible. Practically speaking, as an OTCBB company, we will be able to tell our story to many more people than before, and we can make additional and better contacts with firms because of our fully reporting status.

--WEBSITE: Still stuck in the 17th century, but the cavalry is on the way. I'd say we'll have a pretty decent "front door" by the end of September. Of course, nothing will satisfy me until we can do something on our website in 3D. In the meantime, we CAN have a spiffy, 21st century look fairly soon.

--SHAREHOLDER MEETING: The date of the shareholder meeting is yet to be determined. Once the meeting date is set, we will notify our shareholders.

--THE UNIVERSITY OF OKLAHOMA: We continue to expand our research relationship with OU. We just extended our current Sponsored Research Agreement to a long term agreement that goes over four years and little over $4 million. We hope our investment in the University of Oklahoma's program will grow quickly and substantially. They've assembled a unique and fabulous 3D team.

--OTHER NEWS: 3DIcon is holding a major internal planning session in Tulsa on September 18, 2007. We want to give you as much current information as possible about where we are and where we think the most opportunities are. News releases will be issued when material events happen that we can disclose. (Don't forget that a lot of our work with the University of Oklahoma is not only proprietary, it's confidential. There are just some things we won't talk about because we do NOT want to reveal intellectual property pathways a potential competitor might exploit.)

Attached you will find our first Letter to Shareholders We plan on periodically issuing such letters to keep our shareholders up to date with ongoing events of the Company.

Thanks for your patience and support. Am I excited about our future? In one word: Yes!

Martin Keating
3DIcon Corporation
Chairman and CEO

"We live in a 3D world. Why don't we communicate that way?"